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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into between KRUG INTERNATIONAL CORP., an Ohio corporation (the "Corporation"), and ROBERT M. THORNTON, JR. ("Mr. Thornton"), under the following circumstances:

         A. Mr. Thornton has been employed as President of the Corporation since July 16, 1996 under the terms of a Consulting and Employment Agreement dated May 17, 1996 and amended May 27, 1997 (the "Thornton Employment Agreement");

         B. On July 18, 1997, Mr. Thornton was elected Chief Financial Officer of the Corporation and on September 10, 1998, he was elected to the additional offices of Chairman and Chief Executive Officer; and

         C. Mr. Thornton is willing to continue employment upon the terms and conditions stated herein.

         NOW, THEREFORE, IN CONSIDERATION OF THE RESPECTIVE COVENANTS OF THE PARTIES CONTAINED HEREIN, THE PARTIES HERETO AGREE AS FOLLOWS:

         Section 1. Termination of Thornton Employment Agreement. The Thornton Employment Agreement is hereby terminated effective July 31, 1998.

         Section 2. Term of Employment. The Corporation hereby agrees to employ Mr. Thornton and Mr. Thornton hereby agrees to be employed by the Corporation for an initial period beginning on August 1, 1998 and terminating on July 31, 1999. After July 31, 1999, the Agreement shall continue in force until such time as either party shall give four (4) months written notice to the other party terminating this Agreement.


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         Section 3. Position and Duties. (a) During Mr. Thornton's term of employment hereunder, the Corporation shall employ Mr. Thornton as, and Mr. Thornton shall serve as, the Chairman, President, Chief Executive Officer and Chief Financial Officer of the Corporation with his duties, authority and responsibilities to be of the same character and importance as those being performed and exercised by Mr. Thornton at the time of entering into this Agreement.

         (b) Mr. Thornton shall devote his full-time efforts to the business and affairs of the Corporation and shall perform his duties as Chairman, President, Chief Executive Officer and Chief Financial Officer faithfully, diligently, and to the best of his ability and in conformity with the policies of the Corporation and under and subject to such directions and instructions as the Board of Directors may issue from time to time, but nothing in this Agreement shall preclude Mr. Thornton from devoting reasonable periods of time to handling his own affairs so long as such activities do not interfere with his obligations to the Corporation.

         Section 4. Compensation. From June 1, 1998 until July 31, 1998, the Corporation shall pay Mr. Thornton a base salary at the rate of $178,200 per year. Commencing August 1, 1998, the Corporation shall pay Mr. Thornton a base salary at the rate of $210,000 per year. Mr. Thornton's salary will be paid in approximately equal installments in accordance with the normal pay schedule for officers of the Corporation. The Board of Directors shall review Mr. Thornton's compensation on an annual basis and may, at its discretion, increase Mr. Thornton's base salary.

         Mr. Thornton shall receive a bonus equal to twenty-five percent (25%) of his annual base salary if goals, agreed to by the parties for the Corporation's future fiscal years, including fiscal 1999, are met.

         Section 5. Other Benefits. In addition to the base salary and any bonus compensation payable pursuant to Section 4, Mr. Thornton shall, during the term of his employment, be eligible


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to participate in any stock option or compensation plan or arrangement adopted by the Corporation for its officers. During the term of Mr. Thornton's employment hereunder, the Corporation shall extend to Mr. Thornton the fringe benefits which it establishes from time to time for its most highly compensated executives.

         Section 6. Termination of Employment; Change in Control. (a) The Corporation shall have the right to terminate Mr. Thornton's employment hereunder at any time upon not less than thirty (30) days advance written notice to Mr. Thornton in the event (i) of such prolonged physical or mental disability or other condition of Mr. Thornton as, in the reasonable judgment of the Board of Directors, shall render him incapable of performing the services required of him hereunder; provided, however, that no disability or condition shall be considered incapacitating unless it has prevented Mr. Thornton from carrying out his duties for a consecutive period of at least four months; (ii) that Mr. Thornton engages in an act or acts of dishonesty constituting a crime and resulting or intended to result directly or indirectly in Mr. Thornton's personal gain or enrichment at the expense of the Corporation; (iii) that Mr. Thornton shall engage in acts or omissions to act that may damage the business or reputation of the Corporation; or (iv) that Mr. Thornton shall deliberately and intentionally refuse in a material way to observe or comply with any of the material terms or provisions hereof (except by reason of total or partial incapacity due to physical or mental disability or otherwise), provided further, however, that Mr. Thornton's employment shall not terminate if such disability or refusal is cured or corrected within the 30 day notice period provided herein.

         (b) Notwithstanding the provisions of Section 2, if a Change in Control of the Corporation shall occur during the term of this Agreement and Mr. Thornton's employment is terminated (whether voluntarily by Mr. Thornton or otherwise) within one year after such


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Change in Control, Mr. Thornton shall have the right to immediately terminate this Agreement and receive from the Corporation, as severance pay, an amount equal to one year's base salary. The severance payments will be paid in approximately equal installments in accordance with the normal pay schedule for officers of the Corporation. If any such severance payment is not mailed to Mr. Thornton at the address provided for in Section 13 within seven (7) days after being due, the entire balance shall immediately be due and payable.

         (c) Any options which Mr. Thornton holds under any stock option plan of the Corporation on the date of the termination of this Agreement may be exercised by Mr. Thornton at any time within ninety (90) days of the termination of this Agreement, with respect to all of the shares subject to any such options regardless of whether they were exercisable on the date this Agreement was terminated. The provisions of this Section 6(c) shall only apply if the Agreement is terminated by Mr. Thornton pursuant to the provisions of Section 6(b).

         (d) A "Change in Control" of the Corporation shall, for purposes of this Agreement, mean any change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" or "group" (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than Mr. Thornton and/or any entity then controlled by the Corporation or Mr. Thornton or made up of some or all of the persons listed on a Schedule 13D filed on or about September 3, 1998 relating to ownership of shares of the Corporation, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of two consecutive years,


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individuals who at the beginning of such period constitute the Board of
Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, of each new Director was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period; (iii) the Corporation merges or consolidates with another corporation (other than a subsidiary or an affiliate of the Corporation); or (iv) a sale, lease, exchange, or other disposition of all or substantially all of the assets of the Corporation (other than to a subsidiary or an affiliate of the Corporation) shall occur.

          Section 7. Indemnification. The Corporation agrees to indemnify, save and hold harmless Mr. Thornton from all losses, expenses, damages, liabilities, obligations, claims and costs of any kind (including reasonable attorneys' fees and other legal costs and expenses) that Mr. Thornton may at any time suffer or incur by reason of any claims, actions or suits brought or threatened to be brought against Mr. Thornton by any person or entity, as a result of or in connection with Mr. Thornton's service as an officer of the Corporation or as a director or officer of KRUG Life Sciences Inc., Technology/Scientific Services, Inc., KRUG International (U.K.) Ltd., Krug Power and Control Ltd., Bradley International Holdings Ltd., Beldray Ltd., Hago Products Ltd., Klippan Ltd. or any of its subsidiaries, Sowester Ltd. or any entity that in the future becomes a subsidiary or affiliate of the Corporation, except that no indemnification shall be made if it is proved by clear and convincing evidence in a court of competent jurisdiction that Mr. Thornton's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. The provisions of this Section 7 shall survive termination of this Agreement.


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         Section 8. Non-Disclosure. Without the Corporation's prior express written consent, Mr. Thornton will not, whether during or after employment with the Corporation, in any manner whatsoever, except as necessary to fulfill any obligation to the Corporation as an officer or director, (i) furnish, disclose or make accessible to any person or entity, (ii) assist any person or entity in obtaining or learning, or (iii) use, any confidential or proprietary information which is owned or held by the Corporation in any form.

         Upon termination of Mr. Thornton's employment with the Corporation, Mr. Thornton shall surrender any such tangible confidential or proprietary information, including all copies thereof, to the Corporation immediately upon the Corporation's written request. Mr. Thornton shall continue to adhere to all of his obligations hereunder and shall not thereafter make use of such confidential information for any purpose until such information ceases to be confidential or becomes part of the public domain through no fault of Mr. Thornton.

         Section 9. Non-Competition. So long as Mr. Thornton shall be receiving payments pursuant to this Agreement, he shall not, directly or indirectly, as a principal or solely or jointly with others as a director, officer, agent, employee, consultant, or partner, stockholder or limited partner owning more than four percent (4%) of the stock of or equity interest in, or securities exercisable for or convertible into more than four percent (4%) of the stock of, or equity interest in, any corporation, limited partnership or other entity, without the Corporation's prior written consent (i) carry on or engage in any Competitive Operation; (ii) give advice to, or otherwise act on behalf of, a Competitive Operation; (iii) lend or allow his name or reputation to be used in or by a Competitive Operation; or (iv) carry on in any other manner a Competitive Operation. This covenant shall extend to each and every county in any state in the United States in which the business of the Corporation has been carried on, as well as to those other areas of the world


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where the Corporation's business has been conducted. For purposes of this
Agreement "Competitive Operation" shall mean any business operation or enterprise that engages in substantial and direct competition with any business operation actively conducted by the Corporation or any of its subsidiaries or affiliates (including Wyle Laboratories, Inc.).

         Section 10. Arbitration. Any dispute which arises out of, in relation to or in connection with this Agreement, or any breach hereof, shall be finally settled by arbitration. The arbitration shall be conducted in Atlanta, Georgia in accordance with the rules of the American Arbitration Association upon written notice from the claimant to the other party of such claimant's intention to arbitrate. The arbitrator shall be selected according to the rules of the American Arbitration Association and the decision of the arbitrator shall be final and incontestably binding upon the parties. Each of the parties shall pay one-half of the fees and expenses of the arbitrator. Judgment upon any award rendered in any arbitration under this Agreement may be entered in any court having jurisdiction.

         Section 11. Waiver. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement by the other party hereto, shall not be construed as a waiver or as a relinquishment of any right granted hereunder to the party failing to insist on such performance, or as a waiver of the future performance of any such term, covenant or condition, but the obligations hereunder of both parties hereto shall remain unimpaired and shall continue in full force and effect.

         Section 12. Successor; Binding Agreement. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by agreement in form and substance reasonably satisfactory to Mr. Thornton, to expressly assume and agree to perform this


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Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used herein, "Corporation" shall mean KRUG International Corp. and any successor to its business and/or its assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

         Section 13. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be mailed (postage prepaid via either registered or certified mail) or delivered, if to the Corporation addressed to:

                                    KRUG International Corp.
                                    900 Circle 75 Parkway, Suite 1300
                                    Atlanta, Georgia 30339

with an additional copy to:

                                    Karen Brenner
                                    1300 Bristol Street North, Suite 100
                                    Newport Beach, California 92660

and if to Mr. Thornton, addressed to:

                                    Robert M. Thornton, Jr.
                                    900 Circle 75 Parkway, Suite 1300
                                    Atlanta, Georgia 30339

with an additional copy to:

                                    Robert M. Thornton, Jr.
                                    2014 Walthall Drive
                                    Atlanta, Georgia 30318

Either party may change the address to which notices to it are to be directed by giving written notice of such change to the other party in the manner specified in this Section 13.

         Section 14. Complete Agreement. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.


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         Section 15. Validity. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

         IN WITNESS WHEREOF, the parties have hereunto set their hands as of the 9th day of November, 1998.

                                             KRUG INTERNATIONAL CORP.


   /s/ Robert M. Thornton, Jr.               By    /s/ James J. Mulligan
----------------------------------             ---------------------------------
ROBERT M. THORNTON, JR.